SCHEDULE 1

Set forth below is the name, position and principal occupation of the directors and officers of Vodafone Group Plc.  The business address of each of such persons is c/o Vodafone Group Plc, Vodafone House, The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom.

Vodafone Group Plc
Name	Citizenship	Principal Occupation or Employment
Stephen Carter	United Kingdom	Company Director
Delphine Ernotte Cunci	France	Company Director
Margherita Della Valle	Italy and the United Kingdom	Company Director
Michel Demaré	Belgium and Switzerland	Company Director
Simon Dingemans	United Kingdom	Company Director
Hatem Dowidar	Egypt	Company Director
Deborah Kerr	United States	Company Director
Maria Amparo Moraleda Martinez	Spain	Company Director
Christine Ramon	South Africa	Company Director
Simon Segars	United Kingdom	Company Director
Jean-François van Boxmeer	Belgium	Company Director
Anne-Françoise Nesmes	United Kingdom and France	Company Director
Pilar López Álvarez	Spain	Company Director

Executive Officers
Margherita Della Valle	Italy and the United Kingdom	Chief Executive Officer and Company Director
Scott Petty	United Kingdom and Australia	Group Chief Technology Officer
Alberto Ripepi	Italy	Group Chief Network Officer
Maaike de Bie	The Netherlands and the United Kingdom	Group General Counsel and Company Secretary
Joakim Reiter	Sweden	Chief External and Corporate Affairs Officer
Shameel Joosub	South Africa	CEO Vodacom Group
Ahmed Essam	Egypt	CEO Vodafone UK
Marika Auramo	Finland	CEO of Vodafone Business
Pilar López Álvarez	Spain	Group Chief Financial Officer
Ruth McGill	United Kingdom and Ireland	Chief Human Resources Officer
Guillame Boutin	France	CEO Vodafone Investments

Vodafone Ventures Limited
Name	Citizenship	Principal Occupation or Employment
Tim Boddy	United Kingdom	Company Director
Pierre Klotz	Sweden	Company Director